As filed with the Securities and Exchange Commission on April 8, 2024

No. 333-259460

No. 333-253571

No. 333-229734

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to:

FORM S-3 REGISTRATION STATEMENT No. 333-259460

FORM S-3 REGISTRATION STATEMENT No. 333-253571

FORM S-3 REGISTRATION STATEMENT No. 333-229734

UNDER

THE SECURITIES ACT OF 1933

SOCIETAL CDMO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	26-1523233
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 E. Uwchlan Ave, Suite 112

Exton, Pennsylvania 19341

(770) 534-8239

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Edwards

President

Societal CDMO, Inc.

1 E. Uwchlan Ave, Suite 112

Exton, Pennsylvania 19341

(770) 534-8239

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gerald F. Roach

Byron B. Kirkland

Heyward D. Armstrong

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27609

Telephone: (919) 821-6668

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following registration statements (collectively, the “Registration Statements”) filed by Societal CDMO, Inc., a Pennsylvania corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-3 (No. 333-259460), which was filed on September 10, 2021, as amended on January 18, 2022 and declared effective by the Commission on February 10, 2022, in relation to the registration of the resale of up to an aggregate of 9,302,718 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), by certain selling shareholders;

•

Registration Statement on Form S-3 (No. 333-253571), which was filed on February 26, 2021 and declared effective by the Commission on April 20, 2021, in relation to the registration of up to $100,000,000 in aggregate principal amount of the Company’s Common Stock, preferred stock, par value $0.01 per share (“Preferred Stock”), debt securities, warrants, units and/or subscription rights; and

•

Registration Statement on Form S-3 (No. 333-229734), which was filed on February 19, 2019, as amended on March 7, 2019 and declared effective by the Commission on March 21, 2019, in relation to the registration of up to $100,000,000 in aggregate principal amount of the Company’s Common Stock, Preferred Stock, debt securities, warrants, units and/or subscription rights and registering the resale of up to an aggregate of 348,664 shares of Common Stock issuable upon exercise of 348,664 warrants by certain selling securityholders.

On February 28, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CoreRx, Inc., a Florida corporation (“Parent”) and Cane Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, on April 8, 2024, Purchaser merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under the Registration Statements which remain unsold at the termination of the offerings, the Company hereby amends the Registration Statements and removes from registration any and all of the securities of the Company registered under the Registration Statements that remain unsold as of the date hereof, and hereby terminates the effectiveness of each of the Registration Statements. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on April 8, 2024.

SOCIETAL CDMO, INC.

By:	/s/ Jeffrey Edwards
Name:	Jeffrey Edwards
Title:	President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.